Exhibit 99.1


[XL Capital Logo Omitted]

                                                    XL Capital Ltd
                                                    XL House
                                                    One Bermudiana Road
                                                    Hamilton HM 11
                                                    Bermuda

                                                    Phone    (441) 292 8515
                                                    Fax      (441) 292 5280
Press Release


Contact:     Scott C. Hoy                             Roger R. Scotton
             Investor Relations                       Media Relations
             (441) 294 7201                           (441) 294 7165


               XL CAPITAL LTD ANNOUNCES ESTIMATED IMPACT ON THIRD
                  QUARTER FINANCIAL RESULTS FROM RECENT STORMS

Hamilton, Bermuda - October 14, 2004: XL Capital Ltd (NYSE:XL) ("XL" or the "Company") announced today that, based on revised loss reports and estimates, it expects net claims arising from storm activity during the third quarter, 2004 of approximately $450 million. This amount includes revised estimates for expected net claims related to Hurricanes Charley, Frances and Ivan of approximately $120 million, $80 million and $160 million, respectively and includes estimated net claims of approximately $90 million related to Hurricane Jeanne. Net claims related to recent storms in the Pacific were not significant.

Of the $450 million in total expected net claims, approximately $260 million is expected to be attributable to the Company's reinsurance segment with the balance of approximately $190 million attributable to the Company's insurance segment.

As a result of these estimated claims, the Company expects to record a charge of approximately $420 million after tax, which will adversely affect its third quarter and full year results but will not materially affect its overall financial condition.


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XL Capital intends to release its third quarter financial results after the close of regular stock market hours on Monday, November 1, 2004. A conference call to discuss the Company's third quarter results will be held at 10:00 a.m., Eastern Time on Tuesday, November 2, 2004.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of June 30, 2004, XL Capital Ltd had consolidated assets of approximately $45.5 billion and consolidated shareholders' equity of approximately $7.1 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements about the effects of the storms mentioned above in the third quarter of 2004 on the Company's results of operations and financial condition. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss to date, the limited ability of claims personnel to make inspections to date and the other important factors set forth in XL's most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL's other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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